Exhibit 99.1

Scholastic Board Authorizes Further Repurchase of up to $5 Million in Common Stock

NEW YORK--(BUSINESS WIRE)--February 4, 2009--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today announced that its Board of Directors has authorized a further program to repurchase up to $5 million of its common stock. Under this program, which will be funded with available cash, the Company may purchase shares, from time to time as conditions allow, on the open market. The share repurchase program may be suspended at any time without prior notice.

Maureen O’Connell, Chief Administrative Officer and Chief Financial Officer, observed that “our balance sheet continues to be strong and given the unprecedented level at which the stock is trading, the Board of Directors continues to believe that our stock remains an attractive investment.”

This repurchase authorization follows an open market share repurchase program authorized in November 2008 pursuant to which the Company purchased an aggregate amount of $10 million of its common stock.

About Scholastic:

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children's books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
kgood@scholastic.com
or
Investor Relations:
Jeffrey Mathews, 212-343-6741
jmathews@scholastic.com